CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 26, 1998 relating to the financial statements and financial statement schedules of Pediatrix Medical Group, Inc., which appears in Pediatrix Medical Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997.


PricewaterhouseCoopers LLP


Fort Lauderdale, Florida
April 30, 1999